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                                                                EXHIBIT 5.2


        UNDERTAKING TO SUBMIT PLAN TO THE INTERNAL REVENUE SERVICE


    The above-signed Registrant has submitted the Seabee Corporation Pension and Retirement Savings Plan (the "Plan") and any amendment thereto to the Internal Revenue Service ("IRS") and will make any changes required by the IRS in order to qualify the Plan.